Exhibit 23.4

Crowe LLP
Independent Member Crowe Global

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference (by way of incorporation by reference in Just Eat Takeaway.com’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 12, 2021) in this Registration Statement of Just Eat Takeaway.com N.V. on Form S-8 of our report dated February 26, 2021 on the consolidated financial statements of Grubhub Inc. as of December 31, 2020 and 2019 and for each of the years in the three years then ended, and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Grubhub Inc. for the year ended December 31, 2020

Crowe LLP

Oak Brook, Illinois
June 14, 2021